NYNEX Senior Management Non-Qualified Pension Plan


1. Effective April 18, 1996, the NYNEX Senior Management Non-Qualified Pension Plan shall be amended to replace the last sentence of Section 8 with the following:

               "Such modification shall not affect or reduce (a) the benefits of retired Senior Managers or their annuitants or (b) benefits accrued as of the date of such modification for active Senior Managers."